10-Q
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

SENIOR EXECUTIVE SPECIAL INCENTIVE PROGRAM
              SPECIAL INCENTIVE AWARD AGREEMENT

THIS AGREEMENT (the "Agreement"), is made effective as of March 15, 2010 (the "Date of Grant"), between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the "Company"), and John J. Bellanti (the "Participant"):

RECITALS:

A.  The Company has adopted the Senior Executive Special Incentive Program to reward selected executives for their contributions and to provide an incentive for the executives to contribute to the Company, including through Special Incentive Awards ("Awards"); and

B.  The payment of Awards must be contingent on the termination of the Access and Security Agreement entered into on September 16, 2009, by American Axle & Manufacturing, Inc., and General Motors LLC (fka General Motors Company) (the "Access Agreement"); and

C.  The Compensation Committee of the Board of Directors of the Company (the “Committee”) determined that it is in the best interests of the Company and its stockholders to grant to the Participant the Award provided for in this Agreement.

The parties agree as follows:

1.         Grant of the Award.  (a)  The Company grants to the Participant the Award, comprised of the Special Incentive and the Annual Incentive, in the total amount of $1,000,000.

(b)          The Award is allocated to the Special Incentive and the Annual Incentive in the following amounts:

Special Incentive:	40%	$400,000

Annual Incentive:	60%	$600,000

2.         Payment of Award.  (a)  The Participant will receive payment of the Special Incentive, in cash and in a single lump sum, as soon as practicable (but not more than 60 days) following the date of expiration of the Term (as defined in the Access Agreement), provided that the Participant has been continuously employed by the Company up to and including the expiration date (except as provided in Paragraph 3 below), and provided further that the Term expires not later than December 31, 2014.

 (b)          The Participant will receive payment of the Annual Incentive, in cash, in four, equal installments of 25% of the Annual Incentive (each, an "Installment"), on or as soon as practicable (but not more than 60 days) following the Payment Date of the Installment as set forth below, in each case, provided that the Participant has been continuously employed by the Company up to and including the Payment Date (except as provided in Paragraph 3 below), and provided further that the Term expires not later than December 31, 2014:

(i)	The Payment Date of the first Installment shall be as set forth below:

(A)	October 31, 2011, if the Term expires on September 30, 2011;

(B)	October 31, 2012, if the Term expires on or prior to September 30, 2012, but after September 30, 2011;

(C)	October 31, 2013, if the Term expires on or prior to September 30, 2013, but after September 30, 2012; and

(D)	January 31, 2015, if the Term expires on or prior to December 31, 2014, but after September 30, 2013.

(ii)	The Payment Date of the second Installment shall be as set forth below:

(A)	October 31, 2012, if the Term expires on or prior to that date;

(B)	October 31, 2013, if the Term expires on or prior to September 30, 2013, but after September 30, 2012; and

(C)	January 31, 2015, if the Term expires on or prior to December 31, 2014, but after September 30, 2013.

(iii)	The Payment Date of the third Installment shall be as set forth below:

(A)	October 31, 2013, if the Term expires on or prior to September 30, 2013; and

(B)	January 31, 2015, if the Term expires on or prior to December 31, 2014, but after September 30, 2013.

(iv)	The Payment Date of the fourth Installment shall be as set forth below:

(A)	On October 31, 2014, if the Term expires on or prior to September 30, 2014; and

(B)	January 31, 2015, if the Term expires on or prior to December 31, 2014, but after September 30, 2014.

3.          Termination of Employment.  (a)  If (i) the Participant's employment is terminated on or prior to September 30, 2012, due to the Participant's Disability, the Participant's resignation for Good Reason or the termination by the Company other than for Cause, and (ii) the Term expires on or prior to September 30, 2012, then the Participant will be entitled to payment of the Award in full on November 15, 2012, to the extent not previously paid, provided that the Participant must execute and not revoke, in a form satisfactory to the Company, a general release of claims against the Company and its directors, officers and affiliates ("Release"), prior to any payment in accordance with this Paragraph 3(a).

  (b)          If (i) the Participant’s employment is terminated following September 30, 2012, due to the Participant's Disability, the Participant's resignation for Good Reason or the termination by the Company other than for Cause, and (ii) the Term expires on or prior to the Participant's date of termination, the Participant will be entitled to the payment of the Award in full, to the extent not previously paid, on the date that is 45 days following the termination date, provided that the Participant must execute and not revoke a Release prior to any payment in accordance with this Paragraph 3(b).

  (c)          If the Participant's employment is terminated due to the Participant's death, then payment of the Award will be made to the Participant’s beneficiary, in full, as soon as practicable (but not more than 90 days) following the date of death.

  (d)          If the employment of the Participant is terminated due to any reason not set forth in the other provisions of this Paragraph 3 prior to (i) in the case of the Special Incentive, the expiration of the Term, and (ii) in the case of the Annual Incentive, the Payment Date of any Installment, then the Participant shall not be entitled to payment of the Special Incentive or the Installment of the Annual Incentive, as the case may be.

  (e)          For purposes of this Paragraph 3, the following terms have the meanings set forth below:

(i)
"Cause" means (A) an act of embezzlement, fraud, dishonesty, breach of fiduciary duty or deliberate disregard or violation of Company policy resulting in loss, damage or injury to the Company, or (B) a conviction or plea of guilty or no contest to a felony or a misdemeanor involving moral turpitude, dishonesty or theft.

(ii)
"Disability" means a total and permanent disability such that (A) the Participant is not engaged in regular employment or occupation for remuneration or profit, and (B) on the basis of medical evidence satisfactory to the Company, in its sole discretion, the Participant is found to be totally and permanently prevented from engaging in regular employment or occupation for remuneration or profit as a result of bodily injury or disease, either occupational or non-occupational in cause.

(iii)
"Good Reason" means (A) a material and adverse diminution in duties, titles or responsibilities from those in effect on the Date of Grant or (B) a material reduction in annual base salary or annual cash bonus percentage target from the annual base salary or annual cash bonus percentage target in effect on the Date of Grant.

4.          Nontransferability.  The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution.  Except for the designation of the Participant's beneficiary, the purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Award shall be void and unenforceable against the Company or any of its Subsidiaries or affiliates.

5.          Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, as required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

6.          Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company, nor be deemed a waiver or modification of any agreement between the Participant and the Company.

 7.          Successors.  All obligations of the Company under this Agreement shall be binding on any successor to the Company, whether the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

 8.          Governing Law.  To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law.

 9.          Section 409A.  (a)  The Award is intended to provide for a "deferral of compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be interpreted and construed in a manner consistent with that intent.  If any provision of this Agreement causes the Award to violate the requirements of Section 409A, or could otherwise cause the Participant to recognize income or be subject to the additional income taxes under Section 409A, then the provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A.

    (b)          Notwithstanding any other provision of this Agreement, if the Participant is a "specified employee" within the meaning of Section 409A on the date of the Participant's "separation from service" within the meaning of Section 409A (the "Separation Date"), then (i) no payment in respect of the Award may be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, the date of the Participant’s death, and (ii) the amount of any payment that would otherwise be made to the Participant during that period will be made on or as soon as practicable after the first business day following the end of the period.

 10.          Signature in Counterparts.  This Agreement may be signed in counterparts.  Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ Forest J. Farmer

Name: Forest J. Farmer

Title: Chairman, Compensation Committee

Agreed and acknowledged
as of the Date of Grant:

/s/ John J. Bellanti
John J. Bellanti